UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2013

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Brewing Agreement

On April 18, 2013, Kingfisher Beer Europe Limited (“KBEL”) (the subsidiary of United Breweries International (UK) Limited (“UBIUK”), which is the United Kingdom subsidiary of Mendocino Brewing Company, Inc. (the “Company”)) entered into a Contract Brewing and Distribution Agreement (the “Brewing Agreement”) with Heineken UK Limited (“Heineken”). Affiliates of Heineken are significant shareholders of United Breweries Limited, an Indian corporation (“UB Limited”). In addition, UB Limited has arrangements with affiliates of Heineken pursuant to which UB Limited brews Heineken beer for the Indian market. The Chairman of the Board of Directors of the Company, Dr. Vijay Mallya, is also the Chairman of the Board of Directors of UB Limited.

Commencing October 9, 2013, the Brewing Agreement will grant Heineken the exclusive right to manufacture, package and supply Kingfisher beer (the “Product”) for sale in the United Kingdom and to manufacture and package Kingfisher beer for export by KBEL to Europe (excluding Germany) for a period of five years whereupon the Brewing Agreement will automatically terminate.

In addition, under the Brewing Agreement, in exchange for royalty payments to KBEL, Heineken will receive the right to be the sole and exclusive reseller of the Product to certain customers. If Heineken fails to sell a specified amount of the Product to such customers, KBEL will be entitled to withdraw such exclusivity upon the terms provided in the Brewing Agreement. KBEL will continue to sell the Product purchased from Heineken to certain wholesale and on trade customers in the United Kingdom.

Pursuant to the Brewing Agreement, Heineken will be granted an exclusive license to use certain trademarks, including an exclusive license to brew the Product, for the purpose of manufacturing, packaging and selling the Product in accordance with the terms of the Brewing Agreement.

Heineken reserves the right to amend or withdraw any or all payment terms and method of payment if (i) KBEL breaches the Brewing Agreement, or (ii) Heineken concludes that there is a reasonable risk that KBEL will be unable to make payment for the Product, or there are reasonable concerns about KBEL’s solvency.

Heineken is entitled to terminate the Brewing Agreement on thirty days’ notice upon a change of control of KBEL, or immediately upon the occurrence, and failure to rectify within 30 days, of an Event of Default or Potential Event of Default (as such terms are defined in the Loan Agreement, described and defined below).

Loan Agreement

On April 18, 2013, KBEL entered into a Loan Agreement with Heineken (the “Loan Agreement”) pursuant to which Heineken agreed to provide KBEL with a secured term loan facility of £1,000,000 to be made available, subject to the fulfillment of certain conditions precedent, on October 9, 2013 and to be repaid in full by October 9, 2016. Interest on the loan will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days. Such interest is payable quarterly in arrears on the outstanding balance of the loan at the rate of 5% above the Bank of England base rate. Prepayment is permitted. Upon an Event of Default, as defined in the Loan Agreement, if Heineken and KBEL fail to agree on a payment plan acceptable to Heineken, Heineken may, among other remedies, declare the loan immediately due and repayable or exercise its right to an exclusive license pursuant to the Sub-Licence Agreement described and defined below.

Sub-Licence Agreement

On April 18, 2013, Heineken, UBIUK, KBEL and UB Limited entered into that certain Heineken Sub-Licence Agreement (the “Sub-Licence Agreement”) pursuant to which Heineken has the option, exercisable upon a default or breach by KBEL under the Brewing Agreement or the Loan Agreement or a change of control or bankruptcy of KBEL, to acquire an exclusive license from UBIUK to produce, market and sell the Product in the United Kingdom. Such license would expire on the earlier of the date certain debts (the “Debt”) between Heineken and KBEL are settled, and October 9, 2018. As consideration for such license, Heineken would reduce the Debt pursuant to the terms of the Sub-Licence Agreement.

Heineken may terminate the Sub-Licence Agreement upon a material breach by UBIUK, after notice and a thirty day cure period, or, immediately upon the termination of UBIUK’s license pursuant to its agreement with UB Limited. Upon termination of the Sub-Licence Agreement, the Debt shall become immediately due and payable.

Heineken’s aggregate liability for breaches of the Sub-Licence Agreement is capped.

The foregoing descriptions of the Brewing Agreement, the Loan Agreement and the Sub-License Agreement are summaries and are not complete statements of all the terms contained therein. The Brewing Agreement, the Loan Agreement and the Sub-Licence Agreement shall be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 8.01	Other Events

On April 19, 2013, KBEL issued a press release announcing the relationships between KBEL, UBIUK and UB Limited documented by the Brewing Agreement, the Loan Agreement and the Sub-Licence Agreement. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Exhibit
Number	Description

99.1	Press release of Kingfisher Beer Europe Limited, dated April 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: April 22, 2013	By:	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer & Corporate Secretary